Exhibit 15

Acknowledgment of Ernst & Young LLP, Independent Registered Public Accounting Firm

May 13, 2021

To the Board of Directors and Shareholders of KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of KeyCorp for the registration of an additional 4,000,000 common shares issuable under the KeyCorp Second Amended and Restated Discounted Stock Purchase Plan of our review report dated May 4, 2021 relating to the unaudited consolidated interim financial statements of KeyCorp that is included in its Form 10-Q for the quarter ended March 31, 2021.

/s/ Ernst & Young LLP

Cleveland, Ohio